EXHIBIT 1.1

Execution Version

$400,000,000 5.90% General and Refunding Mortgage Notes, Series GG, due 2053

NEVADA POWER COMPANY UNDERWRITING AGREEMENT
October 17, 2022

BOFA SECURITIES, INC.
J.P. MORGAN SECURITIES LLC WELLS FARGO SECURITIES, LLC

c/o    BofA Securities, Inc.
One Bryant Park
New York, New York 10036

c/o    J.P. Morgan Securities LLC 383 Madison Avenue
New York, New York 10179

c/o    Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor Charlotte, NC 28202

as representatives of the several Underwriters named in Schedule A hereto. Ladies and Gentlemen:
1.Introductory. Nevada Power Company, a Nevada corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the underwriters named in Schedule A attached hereto (collectively, the “Underwriters”), for whom BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives (the “Representatives”), $400,000,000 principal amount of its 5.90% General and Refunding Mortgage Notes, Series GG, due 2053 ( the “Offered Securities”) to be issued under that certain General and Refunding Mortgage Indenture, dated as of May 1, 2001 (the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor in trust to The Bank of New York Mellon, formerly The Bank of New York), as trustee (the “Trustee”), as amended and supplemented by various instruments including an officer’s certificate, to be dated the Closing Date (as defined herein) (the “Officer’s Certificate”), establishing the terms of the Offered Securities, such Original Indenture, as so amended and supplemented, being hereinafter called the “Indenture.”
On October 15, 2019, the Company filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” as defined under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-3 (File No. 333-234207) for the registration of securities, including the Offered Securities, under the Securities Act, and the offer and sale thereof from time to time in accordance with Rule 415 of the rules and regulations of the Commission thereunder (the “Rules and Regulations) and for the qualification of the Indenture under the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). As used herein, the term “Registration Statement” means, as of any particular time, such registration statement, including (a) any amendments thereto at such time, (b) the exhibits and schedules thereto at such time (if any) and (c) any prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act that, in accordance with Rule 430B under the Securities Act, is deemed to be a part thereof. All references in this Underwriting Agreement to the Registration Statement shall be deemed to include, as of any time, the documents incorporated by reference therein at such time; and all references in this Underwriting Agreement to an amendment to the Registration Statement shall be deemed to include any documents filed by the Company with the Commission after the date thereof that are incorporated by reference therein.

2.Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a)(i)    At the time the Registration Statement was filed with the Commission and at the time of the most recent amendment to the Registration Statement for purposes of complying with Section 10(a)(3) of the Securities Act, the Company was a “well-known seasoned issuer” as defined in Rule 405 and met the requirements for use of Form S-3 under the Securities Act.

(ii)The Registration Statement became effective on filing. No stop order suspending the effectiveness of the Registration Statement has been issued by the Commission, and no proceedings for that purpose have been instituted by the Commission or are pending or have been threatened by the Commission or, to the knowledge of the Company, are being contemplated by the Commission; and any request by the Commission for additional information has been complied with.

(iii)At the earliest time after filing of the Registration Statement that the Company made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Offered Securities, the Company was not an “ineligible issuer,” as defined in Rule 405 under the Securities Act.

(iv)The date of this Underwriting Agreement is more than three years subsequent to the initial effective date of the Registration Statement. The Company has filed a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Underwriters and will cause such registration statement to be declared effective within 180 days after the third anniversary of the initial effective date. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. From and after the effective date of such new registration statement, references herein to the Registration Statement shall include such new shelf registration statement.

(b)(i)    A preliminary prospectus supplement relating to the Offered Securities has been prepared, and a final prospectus supplement relating to the Offered Securities will be prepared by the Company in accordance with Section 5(a) hereof. Such preliminary prospectus supplement (including the base prospectus to which it is attached and the documents incorporated by reference therein, but without regard to any amendment or supplement thereto after the date thereof) is hereinafter referred to as the “Preliminary Prospectus;” such form of final prospectus supplement relating to the Offered Securities to be filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the base prospectus to which it is attached and documents incorporated by reference therein, but without regard to any amendment or supplement thereto after the date thereof) is hereinafter referred to as the “Prospectus.” The Preliminary Prospectus, as amended or supplemented as of the Applicable Time (as defined below), when considered together with the final term sheet filed pursuant to Section 5(a) hereof (the “Disclosure Package”), as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Prospectus, as of its date and as of the Closing Date (as defined below), did not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each “ free writing prospectus” as defined under Rule 433 under the Securities Act (each, an “Issuer Free Writing Prospectus”) that is listed on Schedule B hereto does not conflict with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus and each such Issuer Free Writing Prospectus, as supplemented by, and taken together with the Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, this sentence and the preceding sentence do not apply to statements in or omissions from the information referred to on Schedule D. For purposes of this Underwriting Agreement, the “Applicable Time” is 3:10 p.m., New York City Time, on the date of this Underwriting Agreement.

(ii)All references in this Underwriting Agreement to an amendment or supplement to any Preliminary Prospectus or the Prospectus shall be deemed to include any document filed by the Company with the Commission after the date thereof.

(c)The Registration Statement and the Prospectus conform, and any further amendments or supplements to the Registration Statement or the Prospectus when made will conform, in all material respects to the applicable requirements of the Securities Act and the Rules and Regulations, and the Registration Statement conforms, and any further amendments or supplements to the Registration Statement when made will conform, in all material respects to the requirements of the Trust Indenture Act, and the rules and regulations of the Commission thereunder. The Registration Statement as of its effective date and any amendments thereto, as of the Closing Date, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Nevada with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Prospectus; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which it owns or leases substantial properties or in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the financial condition, business or results of operations of the Company, taken as a whole (a “Material Adverse Effect”).

(e)The Company has the legal right to function and operate as an electric public utility company in the State of Nevada.

(f)The Company has no “significant subsidiaries” as such term is defined in Rule 405 under the Securities Act.

(g)The documents incorporated by reference in the Prospectus and the Disclosure Package, at the time they were or hereafter are filed with the Commission, complied or when so filed will comply, as the case may be, in all material respects with the requirements of the of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (“Exchange Act Rules and Regulations”), and, when read together with the other information in the Prospectus and the Disclosure Package, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. The Company is in compliance in all material respects with all the applicable provisions of the United States Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(h)The accountants who issued their reports on the financial statements included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus are an independent registered public accounting firm within the meaning of the Securities Act and the Rules and Regulations.

(i)The financial statements and any supporting schedules of the Company included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus present fairly the consolidated financial condition of the Company and subsidiaries as of the dates indicated and the related consolidated results of operations, changes in shareholder’s equity and cash flows for the periods specified; and, except as stated therein, said financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis; and any supporting schedules included or incorporated by reference in the Registration Statement, the Disclosure Package or the Prospectus present fairly the information required to be stated therein. The selected financial data included in the Registration Statement, the Disclosure Package and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement. The financial statements and other financial data included in the Registration Statement and the Prospectus comply in all material respects with the requirements of paragraph (e) of Item 10 of Regulation S-K under the Securities Act. The interactive data in eXtensible Business Reporting Language filed as exhibits to the documents incorporated by reference or deemed to be incorporated by reference into the Registration Statement and the Prospectus fairly present the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(j)This Underwriting Agreement has been duly authorized by and, upon execution and delivery by the parties hereto, will be a legal, valid and binding agreement of, the Company, except as rights to indemnity and contribution thereunder may be limited by federal or state securities laws or principles of public policy; the Indenture has been duly authorized by and, at the Closing Date (as hereinafter defined), will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms; the Offered Securities have been duly and validly authorized for issuance, offer and sale pursuant to this Underwriting Agreement and, when issued, authenticated and delivered pursuant to the provisions of this Underwriting Agreement and the Indenture against payment of the consideration therefor specified in the Prospectus, the Offered Securities will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms; provided, however, that enforcement of the Indenture and the Offered Securities may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and general equitable principles; the Offered Securities and the Indenture will conform in all material respects to all statements relating thereto contained in the Registration Statement, the Disclosure Package and the Prospectus; and the Offered Securities will be entitled to the benefits and security provided by the Indenture, ratably with all other securities outstanding thereunder. At the Closing Date, the Indenture will have been qualified under the Trust Indenture Act.

(k)Since the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Prospectus, except as may otherwise be stated therein or contemplated thereby, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company taken as a whole, whether or not arising in the ordinary course of business, and
(B) there have been no material transactions entered into by the Company other than those in the ordinary course of business.

(l)The Company is neither (i) in violation of its restated articles of incorporation, as amended (the “Restated Articles of Incorporation”), or bylaws, nor (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its properties may be bound, which in the case of this subsection (ii) would result in a Material Adverse Effect. The execution and delivery of this Underwriting Agreement and the Indenture and the consummation of the transactions contemplated herein and therein will not conflict with, constitute a breach of or default under, or result in the creation or imposition of any lien, charge or encumbrance, other than pursuant to the Mortgage (as hereinafter defined), upon any material property or assets of the Company pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company is a party or by which the Company may be bound or to which any of the material property or assets of the Company is subject, nor will such action result in any violation of the Restated Articles of Incorporation, as amended, or bylaws of the Company or any law, administrative regulation or administrative or court order or decree.

(m)The Company has made all necessary filings and obtained all necessary consents, orders or approvals from the Public Utilities Commission of Nevada (“PUCN”) in connection with the issuance and sale of the Offered Securities and the application of the proceeds thereof, and no consent, approval, authorization, order or decree of any other court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by this Underwriting Agreement, except such as may be required under state securities (“Blue Sky”) laws.

(n)Except as may be set forth in the Registration Statement, the Disclosure Package and the Prospectus, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against or affecting, the Company which would be reasonably likely to result in a Material Adverse Effect or would be reasonably likely to materially and adversely affect the consummation of the transactions contemplated by this Underwriting Agreement or the Indenture.

(o)Any certificate signed by any director or officer of the Company and delivered to the Underwriters or to counsel for the Underwriters in connection with the offering of the Offered Securities shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby on the date of such certificate.

(p)The Company is not, and will not be after giving effect to the offering of the Offered Securities and the application of the proceeds therefrom as described under “Use of Proceeds” in the Registration Statement, the Disclosure Package and the Prospectus, required to register as an “investment company” under the United States Investment Company Act of 1940, as amended.

(q)(i) The Company (A) makes and keeps books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and (B) has devised and established and maintains the following, among other, internal controls (without duplication): (I) a system of “internal accounting controls,” as contemplated in Section 13(b)(2)(B) of the Exchange Act; (II) “internal control over financial reporting,” as such term is defined in Rule 13a-15(f) of the Exchange Act Rules and Regulations; and (III)

“disclosure controls and procedures,” as such term is defined in Rule 13a-15(e) of the Exchange Act Rules and Regulations.

(r)The Company (i) is in compliance with any and all applicable United States federal, state and local laws and regulations relating to the protection of human health, safety, and the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) and (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, except where such non-compliance with Environmental Laws as set forth in (i), and failure to receive required permits, licenses or other approvals, as set forth in (ii), either (A) would not be reasonably likely to have a Material Adverse Effect or (B) is set forth in or contemplated in the Registration Statement, the Disclosure Package and the Prospectus.

(s)(i)    Except for such defects, irregularities, exceptions and limitations as constitute Permitted Liens (as defined in the Indenture), the Company has good and marketable title to all real property, and good title to all other property, owned by it, including, without limitation, property that is or at the Closing Date will be specifically or generally described or referred to in the Indenture as being subject to the Lien (as defined in the Indenture) created by the Indenture; and the descriptions of all such property contained or referred to in the Indenture are correct in all material respects and adequate for purposes of the Lien purported to be created by the Indenture.

(ii)The Indenture (excluding the Officers’ Certificate) constitutes, and, at the Closing Date, the Indenture will constitute, a valid mortgage lien on or security interest in the property which is specifically or generally described or referred to in the Indenture as being subject to the Lien created by the Indenture (the “Mortgage”). There is no, and at the Closing Date there will be no, Lien prior to the Lien created by the Indenture, other than Permitted Liens, on the property subject to the Lien created by the Indenture. The Indenture will constitute a valid mortgage lien on or security interest in all property located in the State of Nevada acquired by the Company after the Closing Date, other than property excepted or released from the Lien created by the Indenture, as and to the extent described in the Registration Statement, the Disclosure Package and the Prospectus.

(iii)The Indenture has been duly recorded or filed for recordation as a mortgage of real estate, and any required filings with respect to personal property and fixtures subject to the Lien of the Indenture have been duly made, in each place in which such recording or filing is required to protect, preserve and perfect the Lien of the Indenture. All taxes and recording and filing fees required to be paid with respect to the execution, recording or filing of the Indenture, the filing of financing statements and similar documents and the issuance of the Offered Securities have been paid.

(t)Neither the Company, nor, to the knowledge of the Company, after due inquiry, any director, officer or employee of the Company, has in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official, “foreign office” as defined in the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA, the Bribery Act 2010 of the United Kingdom, as amended, or any other applicable anti- bribery or anti-corruption laws or statutes; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, foreign official or employee; and the Company has conducted its business in compliance with the FCPA, the Bribery Act 2010 of the United Kingdom, as amended, and any other applicable anti-bribery or anti-corruption laws or statutes, and has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(u)The operations of the Company have been conducted at all applicable times in compliance with applicable financial recordkeeping and reporting requirements of the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions in which the Company conducts business, and the rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator to which the Company is subject with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(v)Neither the Company nor, to the knowledge of the Company, after due inquiry, any director, officer or employee of the Company (i) is currently subject to or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the United States Treasury Department, the United States Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) is located, organized or resident in a country that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other person or entity, for the purpose of financing the activities of any person, or in any country or territory, that currently is the subject or target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as an underwriter, advisor, investor or otherwise) of Sanctions. The Company has not knowingly engaged in for the past five years, and is not now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject or target of Sanctions.

(w)Except as disclosed in the Disclosure Package, (i)(A) there has been no material security breach or other compromise of or relating to any of the Company’s information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (B) the Company has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data; (ii) the Company is presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, have a Material Adverse Effect; and (iii) the Company has implemented backup and disaster recovery technology consistent with industry standards and practices.

3.Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the Underwriters, and the Underwriters agree, severally and not jointly, to purchase from the Company, at a purchase price of 98.622% of the principal amount thereof, the respective principal amounts of the Offered Securities set forth opposite the names of the several Underwriters in Schedule A hereto.

The Company will deliver, against payment of the purchase price and the Reimbursement (as defined in Section 5(l)(iii)), the Offered Securities to be purchased by each Underwriter hereunder and to be offered and sold by each Underwriter in the form of one or more global securities in registered form without interest coupons (the “Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. Interests in the Global Securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Disclosure Package and the Prospectus.

Payment of the purchase price for the Offered Securities and the Reimbursement shall be made by the Representatives in a single combined payment in Federal (same day) funds, by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company, at 10:00 a.m., (New York time), on October 19, 2022, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “Closing Date,” against delivery to the Trustee as custodian for DTC of the Global Securities. Certificates, legal opinions and other documents evidencing the performance and satisfaction by the Company of the conditions and covenants to be performed and satisfied by it hereunder shall be delivered to the Representatives at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020. The Global Securities will be made available for checking at such offices of Latham & Watkins LLP at least 24 hours prior to the Closing Date.

4.Free Writing Prospectuses; Non-U.S. Offerings.

(a)The Company (i) represents and agrees that, other than the final term sheet prepared and filed pursuant to Section 5(a) hereof, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute a “free writing prospectus” as defined in Rule

405 under the Securities Act and (ii) has complied and will comply with the requirements of Rule 433 under the Securities Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission or retention where required and legending.

(b)Each Underwriter represents and agrees that, without the prior consent of the Company and the Representatives, other than one or more term sheets relating to the Offered Securities containing customary information (including the final term sheet prepared and filed pursuant to Section 5(a) hereof), it has not made and will not make any offer relating to the Offered Securities that would constitute a “free writing prospectus” (as defined in Rule 405 under the Securities Act); and

(c)Any such free writing prospectus (including any Issuer Free Writing Prospectus) the use of which has been consented to by the Company and the Representatives (including the final term sheet prepared and filed pursuant to Section 5(a) hereof) is listed on Schedule B hereto.

(d)Each of the Underwriters severally acknowledges, represents and agrees that:

(i)the Offered Securities are not intended to be offered, sold or otherwise made available to and will not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision, a retail investor means a person who is one (or more) of:
(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”) and, with respect to the United Kingdom, as defined in point (11) of Article 4(1) of MiFID II as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (B) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II and, with respect to the United Kingdom, within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II as it forms part of domestic law by virtue of the EUWA; or (C) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) and, with respect to the United Kingdom, as defined in the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA, and that, consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) or, with respect to the United Kingdom, the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”), for offering or selling the Offered Securities or otherwise making them available to retail investors in the European Economic Area or the United Kingdom has been prepared, and therefore offering or selling the Offered Securities or otherwise making them available to any retail investor in the European Economic Area or the United Kingdom may be unlawful under the PRIIPs Regulation or the UK PRIIPs Regulation. Each of the Underwriters further severally acknowledges, represents and agrees that the Preliminary Prospectus and the Prospectus have been prepared on the basis that any offer of Offered Securities in any Member State of the European Economic Area or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Offered Securities, and that neither the Preliminary Prospectus nor the Prospectus constitutes a prospectus for the purposes of the Prospectus Regulation; and

(ii)(i) (A) it has only communicated or caused to be communicated (and will only communicate or cause to be communicated) an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Offered Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (B) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.

5.Certain Agreements of the Company. The Company agrees with the several Underwriters:

(a)To prepare the Prospectus in a form approved by the Representatives and to file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the date of this Underwriting Agreement; to make no further amendment or any supplement to the Registration Statement, or the Prospectus prior to the Closing Date that shall be reasonably disapproved by the Representatives promptly after reasonable notice thereof; to advise the Representatives, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish the Representatives with copies thereof; to prepare a final term sheet, containing solely a description of the Offered Securities, in the form set forth on Schedule C hereto and to file such term sheet pursuant to Rule 433(d) under the Securities Act within the time required by such Rule; to file promptly all other material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Securities Act; to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required in connection with the offering or sale of the Offered Securities; to advise the Representatives, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus, the Disclosure Package or the Prospectus, of the suspension of the qualification of the Offered Securities for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending of the Registration Statement, or the amending or supplementing of the Disclosure Package or the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus, the Disclosure Package or the Prospectus or suspending any such qualification, to promptly use its best efforts to obtain the withdrawal of such order; and, in the event of any such issuance of a notice of objection, promptly to take such steps including, without limitation, amending the Registration Statement or filing a new registration statement, at its own expense, as may be necessary to permit offers and sales of the Offered Securities by the Underwriters (references herein to the Registration Statement shall mean any such new registration statement).

(b)Prior to 10:00 a.m., New York City time, on the New York business day next succeeding the date of this Underwriting Agreement and from time to time, to furnish the Underwriters with written and electronic copies of the Prospectus in New York City in such quantities as the Underwriters may reasonably request, and, if the delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the Offered Securities and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act, the Exchange Act or the Trust Indenture Act, to notify the Representatives and upon the Representatives’ request to file such document and to prepare and furnish without charge to the Representatives and to any dealer in securities as many written and electronic copies as the Underwriters may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus that will correct such statement or omission or effect such compliance; and in case any Underwriter is required under the Securities Act to deliver a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) in connection with sales of any of the Offered Securities at any time nine months or more after the time of issue of the Prospectus, upon such Underwriter’s request but at the expense of the Representatives, to prepare and deliver to such Underwriter as many written and electronic copies as such Underwriter may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the Securities Act.

(c)Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offering and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Underwriters as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company will promptly notify the Underwriters and (ii) the Company will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(d)The Company will deliver to each Underwriter, without charge, an electronic copy of each Free Writing Prospectus prepared by or on behalf of or used or referred to by the Company as each such Underwriter may reasonably request. To the extent applicable, each such document furnished to the Underwriters will be identical to any electronically transmitted copies thereof filed with the Commission, except to the extent permitted by Regulation S-T.

(e)The Company will advise the Underwriters promptly of any additional action by the PUCN pertaining to the Offered Securities.

(f)The Company will furnish promptly to the Representatives and to counsel for the Underwriters one signed copy of the Registration Statement as originally filed and each amendment thereto filed prior to the date hereof and relating to the Offered Securities, including all documents incorporated therein by reference and all consents and exhibits filed therewith, as requested.

(g)The Company will deliver promptly to the Underwriters such reasonable number of the following documents as the Underwriters may request: (i) the Prospectus and the Disclosure Package and (ii) to the extent not available via the Commission’s Electronic Data, Gathering, Analysis and Retrieval System (“EDGAR”),
(1) conformed copies of the Registration Statement (excluding exhibits other than the Indenture, and this Underwriting Agreement), and (2) any documents incorporated by reference in the Prospectus.

(h)In connection with the offering, until the earlier of (i) 180 days following the Closing Date and (ii) the date the Representatives shall have notified the Company of the completion of the resale of the Offered Securities, neither the Company nor any of its affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

(i)From the date hereof through and including the Closing Date, the Company will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any United States dollar-denominated debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue.

(j)As soon as practicable, the Company shall make generally available to its security holders and deliver to the Representatives an earnings statement of the Company (which need not be audited), conforming with the requirements of Section 11(a) of the Securities Act and of the Rules and Regulations (including, at the option of the Company, Rule 158 under the Securities Act), covering a period of at least twelve months beginning after the effective date of the Registration Statement as defined in Rule 158(c) of the Rules and Regulations.

(k)The Company will endeavor, in cooperation with the Representatives, to qualify the Offered Securities for offering and sale under the applicable securities laws of such states and other jurisdictions of the United States as the Representatives may designate, and will maintain such qualifications in effect for as long as may be required for the distribution of the Offered Securities; provided, however, that the Company shall not be obligated to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to file any general consent to service of process in any such jurisdiction or to take any other action that would subject the Company to service of process in any suits (other than those arising out of the offering of the Offered Securities) or to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject. The Company will file such statements and reports as may be required by the laws of each jurisdiction in which the Offered Securities have been qualified as above provided. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities for sale in any such state or jurisdiction or the initiating or threatening of any proceeding for such purpose.

(l)(i)    The Company will pay all costs incident to the authorization, issuance, sale and delivery of the Offered Securities; the costs incident to the preparation, printing and filing under the Securities Act of the Registration Statement and the Prospectus and any amendments, supplements and exhibits thereto; the costs incident to the preparation, printing and filing of the documents and any amendments and exhibits thereto required to be filed by the Company under the Exchange Act; the costs of distributing the Registration Statement as originally filed and each amendment and post-effective amendment thereto (including exhibits), any preliminary prospectus, the Prospectus and any documents incorporated by reference in any of the foregoing documents; the costs of any filings with the Financial Industry Regulatory Authority, Inc.; fees paid to rating agencies in connection with the rating of the Offered Securities; the fees and expenses of qualifying the Offered Securities under the securities laws of the several jurisdictions as provided in subsection (k) of this Section and of preparing and printing a Blue Sky Memorandum (including fees of counsel to the Underwriters in such connection not to exceed $10,000 in the aggregate); and all other costs and expenses incident to the performance of the Company’s obligations under this Underwriting Agreement (including fees and expenses of the Company’s counsel).

(ii)Except as provided above in this Section 5(l), the Underwriters shall pay their own costs and expenses, including, without limitation, the fees and expenses of counsel to the Underwriters, any transfer taxes on the Offered Securities which they may sell and the expenses of advertising any offering of the Offered Securities made by the Underwriters; provided, however, that if the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than a default by one or more Underwriters, the Company shall be responsible for the accountable fees and expenses of counsel for the Underwriters in an amount not to exceed $195,000.

(iii)At the Closing Date, the Underwriters shall make a payment to the Company in an amount equal to $200,000 in respect of certain expenses incurred by the Company in connection with the offering, issuance and sale of the Offered Securities (such payment being herein called the “Reimbursement”).

(m)The Company shall use the net proceeds received by it from the sale of the Offered Securities pursuant to this Underwriting Agreement in the manner specified in the Disclosure Package and the Prospectus under the caption “Use of Proceeds.”

6.Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a)The Prospectus shall have been filed with the Commission within the applicable time period prescribed for such filing (without reliance on Rule 424(b)(8) of the Rules and Regulations and in accordance with Section 5(a) hereof); no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or to the knowledge of the Company threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with.

(b)ArentFox Schiff LLP, counsel to the Company, shall have furnished to the Representatives a letter addressed to the Underwriters and dated the Closing Date substantially in the form set forth in Exhibit A.

(c)Hutchison & Steffen, PLLC, counsel to the Company, shall have furnished to the Representatives a letter addressed to the Underwriters and dated the Closing Date substantially in the form set forth in Exhibit B.

(d)The Company shall have furnished to the Representatives on the Closing Date a certificate, dated the Closing Date, of its Chief Executive Officer, its President or a Vice President and its Treasurer or an Assistant Treasurer or Controller stating that, to the best of their knowledge after reasonable investigation, the representations and warranties of the Company in Section 2 hereof are true and correct as of the date hereof; the Company has complied with all its agreements contained herein; and the conditions set forth in Sections 6(a), (i) and (j) hereof have been fulfilled.

(e)On the date hereof, the Representatives shall have received a letter from the Company’s independent registered public accounting firm addressed to the Underwriters dated as of the date hereof in form and substance reasonably satisfactory to the Representatives.

(f)On the Closing Date, the Representatives shall have received a letter dated as of the Closing Date from the Company’s independent registered public accounting firm updating the letter described in subsection
(e)in form and substance reasonably satisfactory to the Representatives.

(g)Subsequent to the Applicable Time, there shall not have been (i) any change, or any development or event involving a prospective change, in the financial condition, business, properties or results of operations of the Company taken as a whole, which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (ii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange; (iii) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (iv) any banking moratorium declared by U.S. Federal or New York authorities; (v) any material disruption in settlements of securities or clearance services in the United States; or (vi) any attack on, or outbreak or escalation of hostilities or act of terrorism involving, the United States, any declaration of war by the United States Congress or any other substantial national or international calamity or emergency, if, in the judgment of the Representatives the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities.

(h)Latham & Watkins LLP, as counsel for the Underwriters, shall have furnished to the Representatives on the Closing Date such opinions as the Representatives may reasonably require.

(i)The order of the PUCN referred to in Section 2(m) hereof shall be in full force and effect and no proceedings to suspend the effectiveness of such order shall be pending or threatened.

(j)Subsequent to the execution of this Underwriting Agreement, the rating assigned by any nationally recognized securities rating agency to any debt securities of the Company shall not have been lowered or any such rating agency shall not have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any debt securities of the Company.

(k)On the date hereof and on the Closing Date, counsel to the Underwriters shall have been furnished with such documents and opinions as such counsel may reasonably require for the purpose of enabling such counsel to pass upon the issuance and sale of the Offered Securities as herein contemplated, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Offered Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and to counsel to the Underwriters.

7.Indemnification and Contribution.

(a)The Company will indemnify and hold harmless each Underwriter, its partners, members, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Preliminary Prospectus, the Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus, or any amendment or supplement to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus, or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein made, in light of the circumstances under which they were made (in the case of the Registration Statement, necessary in order to make the statements therein not misleading), not misleading, including any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Underwriting Agreement, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from the information referred to on Schedule D; provided, further, that the foregoing indemnity with respect to any Preliminary Prospectus shall not inure to the benefit of any Underwriter from whom the person asserting any such losses, claims, damages or liabilities (or actions in respect thereof), in connection with clauses (i) through (iii) below, purchased Offered Securities, or any person controlling such Underwriter, where it shall have been determined by a court of competent jurisdiction by final and non-appealable judgment that (i) prior to the Applicable Time the Company has notified such Underwriter that the Preliminary Prospectus, dated October 17, 2022, contains an untrue statement of material fact or omits to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) such untrue statement or omission of a material fact was corrected in an amended or supplemented Preliminary Prospectus and such corrected Preliminary Prospectus was provided to such Underwriter sufficiently in advance of the Applicable Time so that such corrected Preliminary Prospectus could have been conveyed to such person prior to the Applicable Time and (iii) such corrected Preliminary Prospectus was not conveyed to such person at or prior to the Applicable Time.

(b)Each Underwriter will severally and not jointly indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement in or omission or alleged omission from the information referred to on Schedule D and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Underwriters shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Underwriting Agreement.

(c)Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through forfeiture or impairment of procedural or substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party shall have the right to employ counsel to represent the indemnified party and their respective controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the indemnified party against the indemnifying party under this Section 7 if the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action, if in the written opinion of counsel to either the indemnifying party or the indemnified party, representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them or the indemnifying party shall have failed to employ counsel within a reasonable period of time, and in that event the fees and expenses of one firm of separate counsel (in addition to the fees and expenses of one local counsel in each applicable jurisdiction) shall be paid by the indemnifying party. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d)If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds (before deducting expenses) from the offering of the Offered Securities received by the Company bear to the total discounts and commissions received by the Underwriters with respect to the Offered Securities from the Company under this Underwriting Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities were purchased by it were resold exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection
(d)to contribute are several in proportion to their respective purchase obligations and not joint.

(e)The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Securities Act or the Exchange Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act.

8.Default of Underwriters. If any Underwriter or Underwriters defaults in its or their obligations to purchase the Offered Securities hereunder and the aggregate principal amount of the Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of the Offered Securities the non-defaulting Underwriters may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including themselves, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase such Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so defaults and the aggregate principal amount of the Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Offered Securities and arrangements satisfactory to the non-defaulting Underwriters and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Underwriting Agreement will terminate without liability on the part of the non-defaulting Underwriters or the Company, except as provided in Section 9 hereof. As used in this Underwriting Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein, including the Company’s obligations pursuant to Section 9 hereof, will relieve a defaulting Underwriter from liability for its default.

9.Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Underwriting Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities.

10.No Fiduciary Duty. The Company acknowledges and agrees that (i) the purchase and sale of the Offered Securities, including the determination of the offering price of such Offered Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and each Underwriter, on the other hand; (ii) each Underwriter is acting solely in the capacity of an arm’s-length contractual counterparty to the Company in connection with the offering of such Offered Securities and the process leading to such transaction (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an Underwriter of, the Company; (iii) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering of such Offered Securities or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering of the Offered Securities except the obligations expressly set forth in this Underwriting Agreement; and (iv) the Underwriters are not advising the Company as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and the Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated by this Underwriting Agreement, and the Underwriters shall have no responsibility or liability to the Company with respect thereto.

11.Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or faxed and confirmed to BofA Securities, Inc., 114 West 47th Street NY8-114-07-01, New York, New York 10036, Attention: High Grade Debt Capital Markets Transaction Management/Legal, fax: 212-901-7881, email: dg.hg_ua_notices@bofa.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk – 3rd Floor, fax: 212-834-6170; and Wells Fargo Securities, LLC,
550 Tryon Street, 5th Floor, Charlotte, NC 28202, Attention: Transaction Management, email: tmgcapitalmarkets@wellsfargo.com; or, if sent to the Company, will be mailed, delivered or faxed and confirmed to it at Nevada Power Company, 6226 West Sahara Avenue, Las Vegas, Nevada 89146, Attention: Treasurer.

12.Successors. This Underwriting Agreement shall inure to the benefit of and be binding upon each Underwriter and the Company and their respective successors. Nothing expressed or mentioned in this Underwriting Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Section 7 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Underwriting Agreement or any provision herein contained. This Underwriting Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and respective successors and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Offered Securities shall be deemed to be a successor by reason merely of such purchase. This Underwriting Agreement and the rights and obligations hereunder shall not be assignable by the Company without the prior written consent of the Representatives (which consent shall not be unreasonably withheld). This Underwriting Agreement may not be modified or amended except by an instrument in writing signed by the Company and the Representatives.

13.Counterparts. This Underwriting Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement.

14.Applicable Law. This Underwriting Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.
15.Waiver of Jury. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS UNDERWRITING AGREEMENT. EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

16.Submission to Jurisdiction. The Company hereby submits to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York, New York in any suit or proceeding arising out of or relating to this Underwriting Agreement or the transactions contemplated hereby.

17.Recognition of the U.S. Special Resolution Regimes.

(a)In the event that any Underwriter that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Underwriter of this Underwriting Agreement, and any interest and obligation in or under this Underwriting Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Underwriting Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate (as defined below) of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Underwriting Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Underwriting Agreement were governed by the laws of the United States or a state of the United States.

(c)As used in this section:

(i)“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

(ii)“Covered Entity” means any of the following:

(A)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b);

(B)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); or

(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)“Default Right” as that term is defined in, and interpreted in accordance with, 12
C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with the Underwriters’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

NEVADA POWER COMPANY,

By:	/s/ Michael E. Cole
Michael E. Cole
Senior Vice President. Chief Financial
Officer and Treasurer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

BOFA SECURITIES, INC.

By:	/s/ David Mikula
Name: David Mikula
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Robert Bottamedi
Name: Robert Bottamedi
Title: Executive Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Managing Director

As Representatives of each of the several Underwriters

SCHEDULE A

LIST OF UNDERWRITERS

Underwriters	Principal Amount of Offered Securities to be Purchased
BofA Securities, Inc. ......................................................................	$72,000,000
J.P. Morgan Securities LLC ..........................................................	72,000,000
Wells Fargo Securities, LLC ..........................................................	72,000,000
MUFG Securities Americas Inc. ....................................................	39,500,000
Truist Securities, Inc.......................................................................	39,500,000
BMO Capital Markets Corp. ..........................................................	15,000,000
BNY Mellon Capital Markets, LLC ...............................................	15,000,000
CIBC World Markets Corp. ...........................................................	15,000,000
nab Securities, LLC ........................................................................	15,000,000
PNC Capital Markets LLC .............................................................	15,000,000
Scotia Capital (USA) Inc. ...............................................................	15,000,000
SMBC Nikko Securities America, Inc............................................	15,000,000
Total...............................................................................................	$400,000,000

SCHEDULE B

FREE WRITING PROSPECTUSES

1.Final Pricing Term Sheet
(in the form of Schedule C hereto)

SCHEDULE C

Issuer Free Writing Prospectus (Relating to Preliminary Prospectus Supplement
Dated October 17, 2022) Filed Pursuant to Rule 433(d) Registration No. 333-234207

NEVADA POWER COMPANY FINAL PRICING TERM SHEET
October 17, 2022

Issuer:	Nevada Power Company
Legal Format:	SEC-Registered
Issue:	5.90% General and Refunding Mortgage Notes, Series GG, due 2053 (the “Notes”)
Offering Size:	$400,000,000 in aggregate principal amount
Net Proceeds (before expenses) to Issuer:	$394,488,000.00
Coupon and Coupon Payment Dates:	5.90% per annum, payable semi-annually in arrears on each May 1 and November 1, commencing May 1, 2023
Trade Date:	October 17, 2022
Settlement Date:	October 19, 2022 (T+2)
Maturity Date:	May 1, 2053
Benchmark Treasury:	2.875% due May 15, 2052
Benchmark Treasury Yield:	4.041%
Spread to Benchmark Treasury:	+190 basis points
Re-offer Yield:	5.941%
Price to Public:	99.422% of the principal amount
Expected Ratings[1]:	A2 by Moody’s Investors Service, Inc. A+ by S&P Global Ratings
Optional Redemption:	Make-whole call at any time prior to November 1, 2052 at 30 basis points over the Benchmark Treasury Yield. Callable at par on or after November 1, 2052.

__________________________
1 These expected securities ratings have been provided by Moody’s Investors Service, Inc. and S&P Global Ratings. None of these ratings are a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time. Each security rating agency has its own methodology for assigning ratings, and, accordingly, each rating should be evaluated independently of any other rating. No report of any rating agency is incorporated by reference herein.

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc. Truist Securities, Inc. Wells Fargo Securities, LLC
Co-Managers:	BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC CIBC World Markets Corp. nab Securities, LLC PNC Capital Markets LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.
CUSIP:	641423CF3
ISIN:	US641423CF35

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.

SCHEDULE D

INFORMATION FURNISHED BY UNDERWRITERS
1.Under the caption “Underwriting” in the Prospectus, the first sentence of the fourth paragraph and the second sentence of the fifth paragraph.

2.Such other information (A) as shall be included in an amendment or supplement to the Prospectus and (B) as to which the Representatives and the Company shall have executed a letter or other document supplemental to this Underwriting Agreement to the effect that such information shall be treated as having been referred to in this Schedule D.

EXHIBIT A
{Letterhead of ArentFox Schiff LLP}

Robert J. Minkus
(312) 258.5584
robert.minkus@afslaw.com

October [●], 2022

BofA Securities, Inc.
J.P. Morgan Securities LLC Wells Fargo Securities, LLC [●]

c/o    BofA Securities, Inc.
One Bryant Park
New York, New York 10036

c/o    J.P. Morgan Securities LLC 383 Madison Avenue
New York, New York 10179

c/o    Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor Charlotte, NC 28202

As representatives of the several Underwriters listed on Exhibit A hereto

Re:    Nevada Power Company

Ladies and Gentlemen:

We have acted as special counsel to Nevada Power Company, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of $[●] aggregate principal amount of the Company’s [●]% General and Refunding Mortgage Notes, Series GG, due 2053 (the “Offered Securities”), pursuant to the Underwriting Agreement dated October [●], 2022 between the Company and the Underwriters, for whom you are acting as Representatives (the “Underwriting Agreement”). The Offered Securities will be issued under the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented to the date hereof, including by the Officer’s Certificate establishing the terms of the Offered Securities (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Indenture, the Offered Securities and the Underwriting Agreement are sometimes referred to herein as the “Transaction Documents.” This opinion letter is being delivered at the request of the Company pursuant to Section 6(b) of the Underwriting Agreement. Capitalized terms used in this opinion letter that are defined in the Underwriting Agreement and not otherwise defined in this opinion letter shall have the meanings given to them in the Underwriting Agreement.

We have examined such documents and matters of law as we have deemed necessary as the basis for the opinions expressed below. The documents examined include the following:
(i) the registration statement on Form S-3 (File No. 333-234207) relating to the Company’s General and Refunding Mortgage Securities, as filed with the Securities and Exchange Commission (the “Commission”) on October 15, 2019 under the Securities Act of 1933, as

October [ ], 2022

amended (the “Act”) (such registration statement, being hereinafter referred to as the “Registration Statement”); (ii) the base prospectus, dated October 15, 2019 relating to the Company’s General and Refunding Mortgage Securities in the form contained in the Registration Statement at the time it became effective (the “Base Prospectus”); (iii) the Base Prospectus as amended and supplemented by a preliminary prospectus supplement relating to the Offered Securities, in the form filed with the Commission pursuant to Rule 424(b)(5) under the Act on October [●], 2022 (the “Pricing Prospectus”); (iv) the final term sheet relating to the Offered Securities in the form filed with the Commission pursuant to Rule 433 under the Act on October [●], 2022 (together with the Base Prospectus and the Pricing Prospectus, the “Disclosure Package”); (v) the Base Prospectus as amended and supplemented by the final prospectus supplement, dated October [●], 2022 relating to the Offered Securities in the form filed with the Commission pursuant to Rule 424(b)(2) under the Act on October [●], 2022 (the “Prospectus”); (vi) an executed copy of the Underwriting Agreement; (vii) the Officer’s Certificate of even date herewith pursuant to Sections
2.01 and 3.01 of the Indenture establishing the forms and terms of the Offered Securities; (viii) the Officer’s Certificate of even date herewith pursuant to Sections 1.04, 4.01(e) and 4.02(b)(i) of the Indenture regarding the absence of an Event of Default; (ix) the Expert’s Certificate of even date herewith pursuant to Sections 1.04, 4.01(b)(i) and 4.02(b)(ii) of the Indenture regarding the basis for the authentication and delivery of the Offered Securities; (x) the executed Offered Securities;
(xi)a certified copy of the order in the following proceeding: Public Utilities Commission of Nevada, Docket No. 21-10027; (xii) the Restated Articles of Incorporation of the Company, certified by the Secretary of State of Nevada; (xii) the By-laws of the Company, certified by the Secretary of the Company; and (xiii) certain resolutions of the Board of Directors of the Company. We have confirmed that on October [●], 2022, the Company filed a new registration statement covering its General and Refunding Mortgage Securities with the Commission which, pursuant to Rule 415(a)(5) under the Act, allows the Company to offer and sell securities covered by the Registration Statement for up to 180 days after the third anniversary of the initial effective date of the Registration Statement.

In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on and assumed the accuracy of certificates and statements from officers and other employees of the Company and public officials and on the representations made in the Transaction Documents. We have not independently investigated or verified any of the foregoing.

In rendering the opinions in this letter we have assumed, except to the extent expressly set forth in and covered by our opinions below, that (i) each party to each of the Transaction Documents (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute the Transaction Documents to which it is a party and to enter into the transactions contemplated therein, (c) has taken all necessary action to authorize execution of the Transaction Documents to which it is a party on its behalf by the persons executing the same, (d) has properly executed and delivered each of the Transaction Documents to which it is a party and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under the Transaction Documents to which it is a party, (ii) all acts have been taken without violation of any fiduciary duties and in accordance with any notice or disclosure requirements, (iii) the execution and delivery of, and performance of their respective agreements under, the Transaction Documents by each party thereto do not violate any law, rule, regulation, judgment, injunction, order, decree, agreement or instrument binding upon such party and (iv) each of the Transaction Documents is the legal, valid and binding obligation of, and enforceable against, each party thereto.

In rendering our opinions herein we have also assumed that there is no oral or written agreement, understanding, course of dealing or usage of trade that terminates, or amends or

October [ ], 2022

waives any term of, any Transaction Document; that the Transaction Documents are accurate and complete; and that there has been no mutual mistake of fact or actual or constructive fraud, misrepresentation, duress, undue influence or similar inequitable conduct.

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter, and, by accepting this opinion letter, you acknowledge not to have requested, or relied on, any such independent investigation or verification by us.

With your permission, we have also relied, without investigation or verification, as to all matters governed by the laws of the State of Nevada upon an opinion letter, dated the date of this opinion, to you from Hutchison & Steffen, PLLC, Nevada counsel to the Company.

For the purposes hereof, “Applicable Laws” shall mean the laws, rules and regulations to which our opinions are limited as described in qualifications D and E below.

The opinions contained in this letter are only expressions of professional judgment regarding the legal matters addressed and are not guarantees that a court would reach any particular result.

The references in this letter to specific assumptions or other matters upon which we have relied, limitations, exceptions or qualifications are not intended to limit or exclude other assumptions or matters, limitations, exceptions or qualifications that, under customary practice, are assumptions or matters upon which an opinion giver may rely, or limitations, exceptions or qualifications that are applicable, without so stating in an opinion letter.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.The Indenture constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.The Offered Securities, when executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered against payment of the purchase price as provided in the Underwriting Agreement, will be validly issued and outstanding, enforceable against the Company in accordance with their terms and entitled to the benefit and security of the Indenture ratably with all other securities outstanding thereunder.

3.The execution and delivery of the Transaction Documents by the Company and the performance by the Company of its obligations thereunder (i) will not constitute a material breach or default by the Company under, or result in the creation or imposition of any material lien, charge or encumbrance (other than the lien of the Indenture) upon any property or assets of the Company pursuant to, any agreement filed by the Company as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022 (each, a “Material Agreement”) and (ii) will not result in any material violation by the Company of any statutory Applicable Laws.

4.Neither the execution and delivery by the Company of the Offered Securities or the Underwriting Agreement nor the performance by the Company of its obligations under the Transaction Documents, including the issuance and sale of the Offered Securities, requires the Company to obtain any approval, authorization, consent or order from, or to make any filing with, any governmental or regulatory body or agency under any statutory Applicable Law, except for filings required under the Act, which have been made, and routine filings required under the Exchange Act after the date hereof.

October [ ], 2022

5.The documents incorporated by reference in the Registration Statement, the Pricing Prospectus and the Prospectus as they pertain to the Company (other than the financial statements and financial schedules therein, as to which we express no opinion), when they were filed with the Commission, complied as to form in all material respects with the requirements of the Exchange Act.

6.Each of the Registration Statement and the Prospectus (except for the financial statements and financial schedules and other financial information included therein, as to which we express no opinion) appears on its face to be appropriately responsive in all material respects to the requirements of the Act and the applicable rules and regulations of the Commission thereunder.

7.The statements in the Base Prospectus under the caption “Description of General and Refunding Mortgage Securities—Description of the G&R Indenture” and in the Pricing Prospectus and the Prospectus under the caption “Description of the Notes,” in each case insofar as the statements purport to summarize the provisions of the Indenture and the Offered Securities, fairly summarize such provisions in all material respects.

8.The Company is not, and immediately upon receipt of payment for the Offered Securities will not be, an “investment company” required to be registered under the Investment Company Act.

9.To the extent New York state law governs such matters, the security interest granted by the Company to the Trustee in the Indenture has attached within the meaning of Section 9-203 of the Uniform Commercial Code of the State of New York (the “NY UCC”) with respect to such portion of the Mortgaged Property (as defined in the Indenture) that constitutes personal property or fixtures in which a security interest can be granted under Article 9 of the NY UCC.

10.The Indenture has been duly qualified under the Trust Indenture Act. The opinions set forth above are subject to the following qualifications:
A.The opinions expressed in paragraphs 1 and 2 with respect to the legality, validity, binding nature and enforceability of the Indenture and the Offered Securities are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith, fair dealing and judicial discretion and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity), (iii) the qualification that certain provisions of the Transaction Documents are or may be unenforceable in whole or in part, but, subject to the other limitations as to enforceability expressed in this opinion and any limitations contained in the Transaction Documents, the inclusion of such provisions does not prevent the practical realization of the benefits intended to be afforded by the Company’s principal obligations under the Transaction Documents except for the economic consequences, if any, resulting from any delay imposed by applicable laws, rules and regulations, court decisions or procedures or constitutional requirements, and (iv) the effect of any rule of law that may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

B.In rendering the opinions set forth above, we have made no examination of, and we express no opinion with respect to, any accounting matters. Our opinion in paragraph 3 above covers only violations, breaches or defaults that can be definitively determined as of the date of this opinion letter, does not cover violations, breaches or defaults the occurrence of which is dependent upon future events or circumstances or compliance with financial covenants or ratios,

October [ ], 2022

and is based upon the provisions contained in any Material Agreement being given their plain meaning. Our opinion in paragraph 4 above is not intended to cover consents, approvals or filings that might be required as a result of the conduct by the Company of its business or operations.

C.We express no opinion as to the validity, legality, binding effect or enforceability of any covenant or agreement (i) providing for release or limitation of liability for or the indemnification against or contribution with respect to any losses, claims, damages, expenses or liabilities incurred by any person (a) as a result of any violation of any securities law, (b) as a result of gross negligence or willful misconduct, (c) as a result of the negligence of a person if a court would find that the intent to indemnify such person for such person’s negligence was not clearly expressed, (d) as a result of fraud or misrepresentation, or (e) if a court would find that such indemnification, contribution or release otherwise violates public policy; (ii) requiring that any amendment, modification or waiver of any Transaction Document shall not be effective unless in writing, (iii) providing for the waiver of or consent to service of process in any manner other than as provided by law, (iv) providing that delays will not operate as waivers, (v) which requires the payment of interest on overdue but unpaid interest or fixed late payment charges, (vi) relating to severability as applied to any portion of a Transaction Document deemed by a court to be material, or (vii) waiving the benefits of any statutory provision or common law right where such waiver violates limitations imposed by statute or is against public policy.

D.Our opinions (i) are limited to only those laws, rules and regulations that we have, in our experience, but without any special investigation, recognized as generally applicable to the transactions contemplated by the Transaction Documents; (ii) exclude the following: the USA PATRIOT Act, Executive Order 13224, and other laws relating to anti-terrorism; the Trading with the Enemy Act and other laws restricting activities with foreign states, persons and groups; laws relating to currency transactions; laws relating to alcohol, drugs, firearms or other regulated items; laws relating to energy or natural resource production, transportation, distribution or storage; the Foreign Corrupt Practices Act; laws regulating banking, insurance, financial institutions, communications or transportation or otherwise applicable as a part of a regulatory regime applicable to the Company or its affiliates due to its or their status, business or assets; the Dodd- Frank Wall Street Reform and Consumer Protection Act; laws similar to the foregoing; all orders, rules and regulations relating to the foregoing; and all laws, rules and regulations of the type described in Section 19 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991); and (iii) are subject to the effect of any laws, rules or regulations not covered by our opinions. In addition, we express no opinion as to any law, rule or regulation to which the Company may be subject as a result of your or the underwriters’ legal or regulatory status.

E.The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America, and we express no opinions with respect to the laws of any other jurisdiction.

The Registration Statement became effective under the Act upon filing with the Commission on October 15, 2019; the Pricing Prospectus was filed with the Commission pursuant to Rule 424(b) on October [●], 2022 in a manner and within the time period required by Rule 424(b) under the Act; the Prospectus was filed with the Commission pursuant to Rule 424(b) on October [●], 2022 in a manner and within the time period required by Rule 424(b) under the Act; and, based solely on the contents of the Commission’s stop orders webpage located at www.sec.gov/litigation/stoporders.shtml, as of 8:30 a.m. Eastern Time on the date hereof, no stop order suspending the effectiveness of the Registration Statement has been issued under the Act and, to our knowledge, no proceedings for that purpose have been initiated by the Commission.

In addition, we have participated in conferences with officers and representatives of the Company, representatives of the independent registered public accounting firm of the Company and the underwriters at which the contents of the Registration Statement, the Disclosure Package

October [ ], 2022

and the Prospectus and related matters were discussed and, although we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Disclosure Package and the Prospectus and have made no independent check or verification thereof (except to the extent expressly addressed in paragraph 7 above), on the basis of the foregoing, no facts have come to our attention that have led us to believe that the Registration Statement, at the time it became effective, contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Disclosure Package, as of the Applicable Time, or the Prospectus, as of its date or as of the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that we express no opinion or belief with respect to the financial statements, schedules and other financial data included therein.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to the laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement any such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in paragraphs 1 through 10 of this opinion letter, and no opinion is given or may be inferred beyond the matters expressly set forth in paragraphs 1 through 10 of this opinion letter.

This opinion letter is furnished by us as special counsel for the Company, is solely for the benefit of the underwriters in connection with the transactions stated herein, and is not to be given to or relied on by any other person or entity or for any other purpose without our prior written consent. No interest you may have under or with respect to this opinion letter may be assigned without our prior written consent.

Very truly yours,

ARENTFOX SCHIFF LLP

By:
Robert J. Minkus

CH2:26433922.4

EXHIBIT B
{Letterhead of Hutchison & Steffen, PLLC}

PECCOLE PROFESSIONAL PARK 10080 WEST ALTA DRIVE, SUITE 200 LAS VEGAS, NEVADA 89145
702.385.2500
FAX 702.385.2086
HUTCHLEGAL.COM

October [ ], 2022

To each of the parties listed on Schedule A

RE: Nevada Power Company Ladies and Gentlemen:
We have acted as special Nevada counsel to Nevada Power Company, a Nevada corporation (the “Opinion Party”), in connection with the issuance and sale by the Opinion Party of $[ ] aggregate principal amount of the Opinion Party’s [ ]% General and Refunding Mortgage Notes, Series GG, due [ ], 2053 (the “Offered Securities”), pursuant to the Underwriting Agreement dated October [ ], 2022 between the Opinion Party, on the one hand, and the addressees hereof, on the other hand (the “Underwriting Agreement”). The Offered Securities will be issued under the General and Refunding Mortgage Indenture, dated as of May 1, 2001, (the “Indenture”), as amended and supplemented to the date hereof, between the Opinion Party and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), including by the Officer’s Certificate establishing the terms of the Offered Securities (the “Indenture Officer’s Certificate”). This opinion is delivered to you at the request of the Opinion Party and pursuant to Section 6(b) of the Underwriting Agreement. Except as otherwise indicated herein, any capitalized term used and not otherwise defined herein has the meaning assigned to such term in the Underwriting Agreement.

This opinion letter is being furnished to the addressees hereof (subject to all of the qualifications, exceptions, assumptions, definitions, exclusions and other limitations set forth herein) (this “Opinion Letter”).

1.Documents Reviewed

For purposes of these opinions, we have reviewed the executed originals or copies of the following documents:

1.1The Underwriting Agreement;

1.2The registration statement on form S-3 (File 333-234207) relating to the Opinion Party’s General and Refunding Mortgage Securities, as filed with the Securities and Exchange Commission (the “Commission”) on October 15, 2019 under the Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”);

1.3The base prospectus, dated October 15, 2019 relating to the Opinion Party’s General and Refunding Mortgage Securities in the form contained in the Registration Statement at the time it became effective (the “Base Prospectus”);

1.4The Base Prospectus as amended and supplemented by a preliminary prospectus supplement relating to the Offered Securities, in the form filed with the Commission pursuant to Rule 424(b)(5) under the Act on October [ ], 2022 (the “Pricing Prospectus”);

1.5The final term sheet relating to the Offered Securities in the form filed with the Commission pursuant to Rule 433 under the Act on October [ ], 2022 (collectively with the Base Prospectus and the Pricing Prospectus, the “Disclosure Package”);

October [ ], 2022

1.6The Base Prospectus as amended and supplemented by the final prospectus supplement, dated October [ ], 2022 relating to the Offered Securities in the form filed with the Commission pursuant to Rule 424(b)(5) under the Act on October [ ], 2022 (the “Prospectus”)

1.7The Indenture, including the Indenture Officer’s Certificate;

1.8The Offered Securities;

1.9The Unanimous Written Consent of the Opinion Party’s Board of Directors, dated October [ ], 2022, as certified by the Opinion Party;

1.10The Company Order of the Opinion Party dated October [ ], 2022, issued pursuant to Sections 4.01(b), 4.02(b)(i), and 11.03(b) of the Indenture;

1.11A copy of the order dated December 14, 2021 (Docket No. 21-10026) (the “Order”) issued by the Public Utilities Commission of the State of Nevada (the “PUCN”);

1.12The Restated Articles of Incorporation of the Opinion Party filed with the Secretary of State of the State of Nevada on November 1, 2006 (the “Articles”);

1.13The Bylaws of the Opinion Party dated November 13, 1996, and certified by the Corporate Secretary of the Opinion Party as of October [ ], 2022 (the “Bylaws”);

1.14That certain Certificate of Existence with Status in Good Standing with respect to the Opinion Party, dated October 13, 2022, issued by the Secretary of State of the State of Nevada (the “Good Standing Certificate”);

1.15The Officer’s Certificate of the Opinion Party dated October [ ], 2022 issued pursuant to Sections 1.04, 4.01(b), and 4.02(b)(ii) of the Indenture (the “Officer’s Certificate”);

1.16The Officer’s Certificate of the Opinion Party dated October [ ], 2022 issued pursuant to Sections 1.04, 4.01(e), and 4.02(b)(i) of the Indenture (the “Additional Officer’s Certificate”);

1.17The Officer’s Certificate (Property Certificate) of the Opinion Party dated October [ ], 2022 (the “Property Certificate”);

1.18The Expert’s Certificate of the Opinion Party, dated October [ ], 2022 (the “Expert’s Certificate”) delivered pursuant to Section 4.02(b) of the Indenture.

We have further made such inquiries and investigations of law as we have deemed necessary or appropriate for the purpose of rendering these opinions. We have made no other independent investigation or inquiry.

The documents listed in paragraphs 1.1 through 1.8 above are referred to herein collectively as the “Transaction Documents.” The documents listed in paragraphs 1.9 through 1.13 above are referred to herein collectively as the “Corporate Documents.” The Officer’s Certificate, the Good Standing Certificate, the Additional Officer’s Certificate, the Property Certificate, and the Expert’s Certificate are, collectively, the “Certificates.”

As used herein, all references to (1) “Nevada Laws” shall mean any laws, statutes, rules and regulations of the State of Nevada in effect on the date of this Opinion Letter; (2) “courts” or “governmental agencies” shall mean and are limited to those of the State of Nevada, excluding their political subdivisions and local agencies, and excluding any international, foreign or federal governments.

2.Assumptions, Exceptions and Qualifications

October [ ], 2022

2.1In rendering the opinions set forth below, we have, with your consent and without any independent investigation or inquiry, assumed:

2.1.1The genuineness of signatures not witnessed by us, the authenticity of the Transaction Documents, Corporate Documents, and Certificates submitted to us as originals, and the conformity to originals of the Transaction Documents, Corporate Documents, and Certificates submitted to us as copies;

2.1.2The conduct of the parties to the transactions contemplated by the Transaction Documents complies with any requirement of good faith, fair dealing and conscionability;

2.1.3There has not been any mutual mistake of fact or fraud, duress or undue influence;

2.1.4The Transaction Documents accurately describe the mutual understanding of the parties as to all matters contained therein and that no other agreements or undertakings exist between the parties relating to the transactions contemplated by, or the subject matter of, the Transaction Documents;

2.1.5The necessary legal capacity of all natural persons signing the Transaction Documents, Corporate Documents, and Certificates;

2.1.6The Transaction Documents have been duly and validly authorized, signed, and delivered by each party thereto and have been or will be properly acknowledged, where appropriate, except that we make no such assumption with respect to the Opinion Party;

2.1.7All parties to the Transaction Documents have the requisite corporate or organizational power and authority to enter into the Transaction Documents and to perform their obligations and be responsible for their liabilities thereunder, except that we make no such assumption with respect to the Opinion Party;

2.1.8Each party executing the Transaction Documents has been duly and validly formed and is in good standing in all relevant jurisdictions, except that we make no such assumption with respect to the Opinion Party and its compliance with the laws of the State of Nevada;

2.1.9Except as expressly provided in the opinion paragraphs below, all consents and approvals to any contract rights of the Opinion Party required to be obtained by parties to the Transaction Documents have been either obtained, or will be obtained, from all applicable third parties and governmental authorities, or no consents or approvals are required; and

2.1.10The certifications, representations, and warranties as to matters of fact in the Transaction Documents, Corporate Documents, and Certificates are accurate and may be relied upon by us.

2.2The opinions set forth below are subject to the following limitations, exceptions and qualifications:

2.2.1The opinions set forth in paragraph 3.1 below with respect to the valid existence and good standing of the Opinion Party under the laws of the State of Nevada are based solely upon our review of the Good Standing Certificate dated October [ ], 2022 and our review of the official website of the Secretary of State of the State of Nevada on October [ ], 2022;

2.2.2The enforceability of the Transaction Documents and the availability of the rights and remedies provided for therein, may be limited by applicable bankruptcy,

October [ ], 2022

fraudulent transfer, fraudulent conveyance, insolvency, reorganization, moratorium, liquidation, conservatorship or rearrangement laws or equitable principles, relating to, limiting or affecting the enforcement of creditors’, assignees’ and secured parties’ rights, generally. In addition, such opinions are subject to the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, public policy, good faith and fair dealing, conscionability, and the possible availability or unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and the exercise of judicial discretion in accordance with courts and Nevada Laws;

2.2.3We express no opinion as to any other document other than as set forth herein or matter other than as expressly provided in the opinions set forth in this Opinion Letter, and we disclaim any obligation to provide an opinion on any other matter;

2.2.4We do not express any opinion concerning any law other than the laws of the State of Nevada (excluding state “Blue Sky” laws and regulations, and any laws, rules or regulations relating to gaming, antitrust, environmental, land use, pension, employee benefit, insolvency, securities, fraudulent transfer or other fraud or misrepresentation, antiterrorism or money laundering, on which we express no opinion). Although certain members of this firm are admitted to practice in other states, we have not examined the laws of any state other than the State of Nevada nor have we consulted with members of this firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions;

2.2.5The opinions in this letter are limited in all respects to the laws of the State of Nevada now in effect, to the matters set forth herein and as of the date hereof, and we assume no obligation and expressly decline any undertaking to revise, update, or supplement any of these opinions to reflect any fact or circumstance that may hereafter change or come to our attention or any changes in law or procedure that may hereafter occur or become effective, which would cause us to modify, in whole or in part, any of our opinions expressed in this Opinion Letter;

2.2.6We express no opinion on federal, county or municipal law;

2.2.7We express no opinion as to:

(i)the creation, validity or perfection of any lien on personal property to which Article 8 or 9 of the Uniform Commercial Code of Nevada (the “Code”) does not apply and in which a security interest cannot be perfected by filing a financing statement or fixture filing, by possession, or by control under the Code;

(ii)the creation, validity or perfection of a security interest in any property required to be perfected in any states other than the State of Nevada, pursuant to Section 104.9301 et seq. of the Code;

(iii)any provision of the Transaction Documents that purports to continue or reinstate any lien after all obligations and liabilities under all of the Transaction Documents have been paid and performed in full;

(iv)the validity and enforceability of any provisions in the Transaction Documents purporting to exculpate, release or indemnify any party from or against, or waive or otherwise limit liability for, or establish non-culpability of any lender or lienholder for, any liability, loss or action to the extent contrary to public policy;

(v)the legality, validity, binding nature or enforceability of any provision of the Transaction Documents to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy;

October [ ], 2022

(vi)the creation, validity or perfection of a security interest in any cash or cash equivalents;

(vii) any security interest that is terminated or released;

(viii)any provision in the Transaction Documents providing for exclusive jurisdiction of particular courts, agency proceedings, tribunals, or panels or purporting to waive, alter or limit, or restrict access to: (a) legal or equitable rights and remedies, including, without limitation, competent jurisdiction, venue, the right to trial by jury, the manner or method of service of process, and objections to the laying of venue or forum on the basis of forum non conveniens, or (b) statutory rights, including the waiver or release of, or the agreement not to assert, setoffs, claims, counterclaims, defenses (including without limitation any applicable statute of limitations), causes of action, rights or remedies, and the right to receive notice or to be allowed to cure, reinstate or redeem in the event of default, to the extent such provisions are not available under applicable Nevada law;

(ix)the reasonableness of any provision in the Transaction Documents that provides for (a) liquidated damages for the breach of a contract, or (b) an increase in the rate of interest or imposing a late payment charge, forfeiture or penalty (prepayment penalty or otherwise) in the event of delinquency or default, in each case, to the extent such provisions are deemed to constitute a penalty;

(x)the location of filing of any financing statements other than any financing statements to be filed in the State of Nevada; or

(xi)the effect of provisions with respect to a party’s right to collect a deficiency except upon compliance with applicable Nevada law.

2.2.8We are assuming that with respect to any collateral described in the Transaction Documents, other than real property, under the Code: (i) value has been given and the collateral exists, and (ii) the collateral descriptions in the Transaction Documents are adequate for purposes of Section 104.9108 of the Code;

2.2.9We assume, with your permission, that there are no actions, suits, proceedings, or investigations (whether formal or informal), instituted, threatened in writing or pending before or by any federal or state court, governmental, regulatory, or administrative agency, or by any other person, in connection with any transaction contemplated by the Transaction Documents which would (i) have any effect upon or relate to, the authorization, delivery, consummation or performance of any transaction or action contemplated by the Transaction Documents or (ii) prohibit, limit, interfere with or restrain any transaction or action contemplated by the Transaction Documents;

2.2.10Requirements in the Transaction Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

2.2.11Whenever a statement herein is qualified by the phrase “to our knowledge,” “to the best of our knowledge,” or “known to us” or a similar phrase, we have, with your consent and without any independent investigation, advised you concerning only the conscious awareness of the facts in the possession of those attorneys who have provided legal services in connection with the Transaction Documents and this Opinion Letter and, solely as to information relevant to a particular opinion issue or confirmation regarding a particular factual matter (e.g., pending or threatened legal proceedings), those attorneys at Hutchison & Steffen, PLLC who are primarily responsible for providing the response concerning that particular opinion issue or confirmation; and

October [ ], 2022

2.2.12This Opinion Letter is provided to you as a legal opinion only, and not as a guarantee or warranty of any matters discussed herein. The opinions expressed herein are limited to those matters expressly set forth, and no opinion is to be inferred or implied beyond the matters expressly so stated.

3.Opinions

Based on the foregoing and relying thereon, and subject to the assumptions, limitations, exceptions and qualifications set forth above, it is our opinion that:

1.1Based on the Good Standing Certificate, the Opinion Party is a corporation organized and in good standing under the laws of the State of Nevada;

1.2The execution and delivery by the Opinion Party of the Underwriting Agreement and the Offered Securities and the performance by the Opinion Party of its obligations under the Underwriting Agreement, the Indenture, and the Offered Securities (a) are within the Opinion Party’s corporate powers, (b) have been duly authorized by all necessary corporate action of the Opinion Party, and (c) do not violate the Articles or the Bylaws.

1.3The Underwriting Agreement has been duly and validly authorized, executed and delivered by the Opinion Party;

1.4The Indenture Officer’s Certificate has been duly executed and delivered by the Opinion Party;

1.5The execution and delivery by the Opinion Party of the Underwriting Agreement and the Offered Securities and the performance by the Opinion Party of its obligations under the Underwriting Agreement, the Indenture and the Offered Securities do not violate any present statute, rule or regulation promulgated by the State of Nevada; and

1.6The PUCN has issued an order authorizing the Company to issue and sell the Offered Securities as contemplated by the Underwriting Agreement; such orders are in full force and effect and, to our knowledge, no proceeding has been initiated upon appeal from or to review the effectiveness of such orders.

This Opinion Letter is made with the knowledge and understanding that the addressees and ArentFox Schiff LLP (but no other persons) may rely thereon in connection with the transactions provided for in the Transaction Documents and is solely for the addressees’ and ArentFox Schiff LLP’s benefit, and this Opinion Letter may not be disclosed to or relied upon by any person other than the addressees and ArentFox Schiff LLP, except that (i) this Opinion Letter may be disclosed to independent auditors, bank examiners, legal counsel, the National Association of Insurance Commissioners, regulatory and other governmental authorities having jurisdiction or regulatory authority over the respective addressee requesting (or requiring) such disclosure and pursuant to lawful order or legal process of any court or governmental agency; (ii) this Opinion Letter may be furnished for information (but not reliance) to third parties in connection with their requests submitted under the Freedom of Information Act (5 U.S.C. §552), unless determined to be exempt from disclosure in accordance with 5 U.S.C. §552, (iii) this Opinion Letter may be disclosed to and relied upon by the respective addressees’ successors by merger or acquisition; (iv) there are no intended third party beneficiaries of this Opinion Letter; and (v) this Opinion Letter may be disclosed in connection with any legal action or proceeding to which you are a party arising out of your participation in the subject matter of the Transaction Documents. However, this Opinion Letter specifically cannot be used or relied upon in any way in any advertisement, solicitation, prospectus or sales information regarding sale to others of the financial interests acquired by or as a result of the Transaction Documents.

Very truly yours,

October [ ], 2022

HUTCHISON & STEFFEN, PLLC

October [ ], 2022

SCHEDULE A

Addressees

BofA Securities, Inc.
J.P. Morgan Securities LLC Wells Fargo Securities, LLC